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Exhibit 21.1

                        SUBSIDIARIES OF THE REGISTRANT

The following entities are direct or indirect subsidiaries of USN
Communications, Inc.:

USN Communications Midwest, Inc.

USN Communications Northeast, Inc.

USN Communications Long Distance, Inc.

Quest United, Inc.

USN Communications Atlantic, Inc.

USN Communications Southwest, Inc.

USN Northeast, Inc.

U.S. Network Corporation

FoneNet/Ohio, Inc.

USN Solutions, Inc.

Hatten Communications Holding Company, Inc.

Connecticut Telephone and Communications Systems, Inc.

Connecticut Mobilecom, Inc.

US East Telecommunications of Massachusetts, Inc.

US East Telecommunications of Rhode Island, Inc.